Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	Fax:	(303) 925-8709
	E-mail	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Announces Arkoma Connector Pipeline and
Option to Purchase an Interest in Midcontinent Express Pipeline

DENVER—January 28, 2008—MarkWest Pioneer, L.L.C., a wholly owned subsidiary of MarkWest Energy Partners, L.P. (“MarkWest”) (NYSE: MWE) today announced that it has submitted a pre-filing application with the Federal Energy Regulatory Commission (“FERC”) to construct a new interstate natural gas transmission pipeline. The 30-inch pipeline will be named the Arkoma Connector Pipeline and will extend approximately 50 miles from an interconnect with MarkWest’s gathering system in the Woodford Shale production area in southeastern Oklahoma to an interconnect with the Midcontinent Express Pipeline in Bennington, Oklahoma.

The Arkoma Connector Pipeline will provide significant additional outlets for producers in the Woodford Shale as volumes continue to rapidly increase. MarkWest recently executed agreements with significant Woodford producers, including Newfield Exploration Company (NYSE:NFX), to provide transportation capacity in excess of 500,000 MMcf/d on the Arkoma Connector Pipeline.

In conjunction with the transportation agreements, MarkWest and Midcontinent Express Pipeline LLC (“MEP”) entered into an option agreement that provides MarkWest with a one-time right to acquire 10 percent of the equity of MEP after construction is complete on the Midcontinent Express Pipeline and it is placed into service. MEP is a 50/50 joint venture between Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and Energy Transfer Partners, L.P. (NYSE: ETP).  The Midcontinent Express Pipeline, connecting Bennington, Oklahoma, and Perryville, Louisiana, will have initial capacity of 1.4 Bcf/d.  KMP is managing the construction of and will operate the pipeline.

“The Woodford Shale is one of the fastest growing resource plays in the United States, and we are very pleased to announce these significant projects that will support the continued success of our producer customers,” said Frank Semple, President and Chief Executive Officer of MarkWest. “In these rapidly growing resource plays, we believe it is critical to ensure that the produced gas has a clear path to liquid markets. The Arkoma Connector Pipeline and MEP are critical links to providing market access for mid-continent producers.”

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MarkWest Energy Partners, L.P. (NYSE:MWE) is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is one of the largest processors of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east

Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K/A for the year ended December 31, 2006, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement.

MarkWest Energy Partners and MarkWest Hydrocarbon filed a definitive joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (the “SEC”) in relation to the merger transaction announced on September 5, 2007.  Investors and security holders are urged to read these documents carefully because they contain important information regarding MarkWest Energy Partners, MarkWest Hydrocarbon, and the transaction. A definitive joint proxy statement/prospectus will be sent to security holders of MarkWest Energy Partners and MarkWest Hydrocarbon seeking their approval of the transactions contemplated by the redemption and merger agreement. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about MarkWest Energy Partners and MarkWest Hydrocarbon, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by directing a request to the entities’ investor relations department at 866-858-0482, or by accessing the companies’ website at www.markwest.com.

MarkWest Energy Partners, MarkWest Hydrocarbon, the officers and directors of the general partner of MarkWest Energy Partners, and the officers and directors of MarkWest Hydrocarbon may be deemed to be participants in the solicitation of proxies from their security holders. Information about these persons can be found in the Annual Report on Form 10-K/A for the year ended December 31, 2006, for each of MarkWest Energy Partners and MarkWest Hydrocarbon, as filed with the SEC, and additional information about such persons may be obtained from the joint proxy statement/prospectus.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.